Exhibit 99.1

Isoray Announces Record First Quarter Fiscal 2020 Financial Results

Record Revenue and Gross Profit
Revenue Increased 48% Year-Over-Year

RICHLAND, Wash., Nov. 12, 2019 - Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced its financial results for the first quarter fiscal 2020 ended September 30, 2019.

Revenue for the first quarter of fiscal 2020 grew 48% to a record $2.32 million versus $1.56 million in the prior year comparable period. The revenue increase was driven by 51% growth in the company’s core prostate brachytherapy business. Prostate brachytherapy represented 90% of total revenue for the first quarter of fiscal 2020 compared to 88% in the prior year comparable period. Non-prostate brachytherapy revenue in the first quarter of fiscal 2020 was comprised primarily of sales to treat brain, gynecological, colorectal, and other cancers.

Gross profit as a percentage of revenues increased to 53.4% for the three months ended September 30, 2019 versus 33.5% in the prior year comparable period. First quarter gross profit increased 136% to $1.24 million versus $0.52 million in the first quarter of fiscal 2019, largely attributed to increased sales and significantly lower isotope unit costs compared to the prior year comparable period, continued leverage of the fixed cost components within costs of sales, and more efficient isotope usage. The lower isotope unit costs are related to the previously discussed supply chain change made at the end of calendar year 2018.

Isoray CEO Lori Woods said, “These are exciting times for Isoray. We are very pleased by the continued progress we have made and the accelerated growth we have achieved. These results speak to the momentum we are realizing from the strategic direction and changes we have implemented to chart a new course for Isoray. Clearly, the strategies we’ve employed and the steps we have taken to establish Isoray’s leadership role in the prostate brachytherapy industry over the past year are resulting in accelerated organic growth and market share gains. A clear example can be seen in the trailing twelve months where our net new physician customer count increased 26% versus the previous twelve month period. We still have work to do and we will remain focused on our goals for growth and profitability.”

Total operating expenses in the first quarter were $2.07 million compared to $2.04 million in the prior year period. Total research and development expenses decreased 45% versus the prior year comparable period. The decrease in total research and development expenses was primarily the result of a mutually agreed termination of a grant agreement which resulted in a reversal of the accrual, as well as the year-over-year decline in collaborative research expenses related to GammaTile Therapy. The Company expects R&D expenses to increase back to or above levels in prior recent quarters. Sales and marketing expenses increased 26% versus the prior year comparable period. The increase in sales and marketing expenses was driven primarily by increased headcount and incentive compensation related to the increase in revenue as well as increased travel expenses versus the prior year comparable period. General and administrative expenses increased 13% versus the prior year comparable period, primarily the result of an increase in headcount and incentive compensation related to the increase in revenue. Total operating expenses for the first quarter of fiscal 2020 included a change in the estimate of an asset retirement obligation as a result of a lease term extension during the first quarter of fiscal 2020, which decreased total operating expenses by $73,000.

The net loss for the three months ended September 30, 2019 was $0.82 million or ($0.01) per basic and diluted share versus a net loss of $1.51 million or ($0.02) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 67.4 million for the three months ended September 30, 2019 versus 66.1 million in the comparable prior year period.

Cash, cash equivalents, and certificates of deposit at the end of the first quarter of fiscal 2020 totaled $4.58 million and the company had no debt. Shareholders’ equity at the end of the first quarter of fiscal 2020 totaled $6.96 million.

Conference Call Details
The Company will hold an earnings conference call today, November 12, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial (844) 602-0380. For callers outside the U.S., please dial (862) 298-0970.

The conference call will be simultaneously webcast and can be accessed at https://www.investornetwork.com/event/presentation/55905. The webcast will be available until February 12, 2020 following the conference call. A replay of the call will also be available by phone and can be accessed by dialing (877) 481-4010 and providing reference number 55905. For callers outside the U.S., please dial (919) 882-2331 and provide reference number 55905. The replay will be available beginning approximately one hour after the completion of the live event, ending at 4:30 p.m. ET on November 19, 2019.

Contacts
Investor Relations: Mark Levin (501) 255-1910
Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray
Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium Blu brachytherapy seeds, which are expanding brachytherapy treatment options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium Blu by visiting www.isoray.com. Join us on Facebook and follow us on Twitter.

Safe Harbor Statement
Statements in this news release about Isoray's future expectations, including: the anticipated continued growth in revenues in fiscal year 2020, lower isotope costs, advantages of our products including Blu Build and the GammaTile™ Therapy delivery system, whether interest in and use of our Cesium Blu™  products will increase or continue, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether further manufacturing and production process improvements will be completed or will result in lower costs, whether further manufacturing and production process improvements will be completed or will result in lower costs, whether our market presence and growth will continue, the positive industry data fueling renewed interest in brachytherapy, strong patient results, the perception by patients of quality of life outcomes,  and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Isoray, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, market acceptance and recognition of our rebranded products, our ability to successfully manufacture, market and sell our Blu Build products and the success of the GammaTile™ Therapy, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors' products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray's reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets (unaudited)
(In thousands, except shares)

	September 30,	June 30,
	2019	2019
ASSETS
Current assets:
Cash and cash equivalents	$4,575	$5,326
Accounts receivable, net	1,521	1,154
Inventory	501	530
Prepaid expenses and other current assets	209	305

Total current assets	6,806	7,315

Property and equipment, net	1,669	1,609
Right of use asset	1,172	-
Restricted cash	181	181
Inventory, non-current	145	155
Other assets, net of accumulated amortization	151	162

Total assets	$10,124	$9,422

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$984	$683
Lease liability	225	-
Accrued protocol expense	25	133
Accrued radioactive waste disposal	83	74
Accrued payroll and related taxes	194	89
Accrued vacation	155	142

Total current liabilities	1,666	1,121
Long-term liabilities:
Lease liability	948	-
Asset retirement obligation	555	621

Total liabilities	3,169	1,742
Commitments and contingencies

Shareholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized: Series B: 5,000,000 shares allocated; 59,065 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 67,388,047 shares issued and outstanding	67	67
Additional paid-in capital	92,196	92,105
Accumulated deficit	(85,308)	(84,492)

Total shareholders' equity	6,955	7,680

Total liabilities and shareholders' equity	$10,124	$9,422

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollars and shares in thousands, except for per-share amounts)

	Quarter ended September 30,
	2019	2018

Sales, net	$2,315	$1,562
Cost of sales	1,079	1,038
Gross profit	1,236	524

Operating expenses:
Research and development
Propriety research and development	233	394
Collaboration arrangement, net of reimbursement	-	26
Total research and development	233	420
Sales and marketing	815	649
General and administrative	1,097	973
Change in estimate of asset retirement obligation	(73)	-
Total operating expenses	2,072	2,042

Operating loss	(836)	(1,518)

Non-operating income:
Interest income, net	20	10
Change in fair value of warrant derivative liability	-	-
Other income	-	-
Non-operating income, net	20	10

Net loss	(816)	(1,508)
Preferred stock dividends	(3)	(3)

Net loss applicable to common shareholders	(819)	(1,511)

Basic and diluted loss per share	$(0.01)	$(0.02)

Weighted average shares used in computing net loss per share:
Basic and diluted	67,388	66,147